Exhibit 1.02 Conflict Minerals Report

I.	Introduction

The Covered Products produced by Arctic Cat are sport and recreational off-highway vehicles, such as snowmobiles and all-terrain vehicles, as well as related parts, lubricants, garments and accessories. While many of our products incorporate parts and assemblies fabricated from metals, we do not source 3TG directly from mines or from smelters or refiners. However, our Covered Products incorporate a variety of materials, subassemblies and other items that we acquire from a large number of unaffiliated suppliers and that we have reason to believe may contain 3TG.

II.	Reasonable Country of Origin Inquiry (RCOI)

We surveyed our largest direct suppliers of materials and components identified as possibly containing 3TG regarding the country of origin of 3TG used in materials, subassemblies or other items supplied by them to Arctic Cat. Direct suppliers were asked to provide answers to the Electronic Industry Citizenship Coalition-Global e-Sustainability Initiative (EICC-GeSI) Conflict Minerals Common Reporting Template reflecting our position on the supply chain. The EICC-GeSI Conflict Minerals Common Reporting Template is regarded as the most common reporting tool for conflict minerals content and sourcing information worldwide, developed by several of the world’s leading consumer electronics companies. At the time of this report, we have received responses from over 70% of the direct suppliers surveyed. We reviewed the responses received from suppliers for completeness and consistency and, in certain cases suppliers were required to provide corrections and clarifications to their initial responses. As such, we believe our RCOI process was reasonably designed and performed in good faith.

III.	Due Diligence

We performed due diligence in conformity with nationally and internationally recognized due diligence frameworks. Specifically, we designed and implemented our overall conflict minerals due diligence based on, and in conformity with the five step framework of OECD (2011), OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements on tin, tantalum, tungsten and gold. We implemented appropriate elements of Steps 1, 2 and 5 of the Guidance, although those relate to SEC regulatory steps that precede and follow the specific due diligence boundaries. Therefore, the design of our due diligence process conforms to Steps 3 and 4 of the OECD Guidance as applicable to our circumstances and position in the supply chain as a “downstream” company with little to no direct influence on smelters/refiners. Further, using the EICC/GeSI Conflict Minerals Common Reporting Template, direct suppliers were asked to provide answers regarding the facilities used to process the 3TG and the status of such facilities as “conflict free” pursuant to the nationally and internationally-recognized Conflict Free Smelter Program (http://www.conflictfreesourcing.org/conflict-free-smelter-program/).

In addition to these efforts, we have performed and/or will continue to perform the following due diligence measures:

•	Reporting to senior management on direct suppliers’ responses to our conflict minerals information requests, including updates on monitoring and tracking corrective action and risk mitigation efforts (where applicable);

•	Developing and communicating our policy on Conflict Minerals to direct suppliers;

•	Providing awareness concerning the commitments and requirements expected of our suppliers with respect to Conflict Minerals in the supply chain, supported by email and phone dialogues;

•	Encouraging suppliers to develop policies on Conflict Minerals and to mitigate risk of inclusion of Conflict Minerals in the supply chain;

•	Developing a risk mitigation plan that allows for continued trade with a supplier during the supplier’s risk mitigation efforts;

•	Supporting the development and implementation of independent third party audits of smelter/refiner’s sourcing through our policy and procurement practices that encourage suppliers to purchase materials from audited smelters/refiners.

No independent private sector audit is required for calendar year 2013.

IV.	Countries of Origin

Based on the results of our RCOI, we have identified the following countries of origin for 3TG necessary to functionality or production of the Covered Products in 2013: Australia, Belgium, Bolivia, Brazil, Burundi, Canada, Chile, China, Czech Republic, Democratic Republic of the Congo, England, Ethiopia, Germany, Hong Kong, India, Indonesia, Japan, Kazakhstan, Korea, Malaysia, Mexico, Mongolia, Mozambique, Nigeria, New Guinea, Peru, Philippines, Portugal, Russia, Rwanda, Spain, Switzerland, Taiwan, Thailand, United Kingdom, United States, Uzbekistan, Vietnam.

Pursuant to our RCOI, some suppliers disclosed to us that recycled or scrap sources of 3TG were identified in their supply chains and do not require due diligence. As such, countries of origin of these recycled or scrap sources may not be included in the foregoing list.

V.	Facilities Used to Process 3TG

We have determined that seventy-two of the smelters/refiners used to process the 3TG used in the Covered Products have been validated as conflict free pursuant to the Conflict Free Smelter Program. Based on the information provided by our direct suppliers, the following smelters and refiners with an unknown sourcing status were also used to process 3TG necessary to functionality or production of the Covered Products in 2013. We will continue to engage with our suppliers to determine the source of 3TG processed at the following facilities and to engage in efforts to determine the mine or location of origin of the 3TG used with greater specificity:

Smelter/Refiner Name
Aida Chemical Industries Co. Ltd.
Almalyk Mining and Metallurgical Complex (AMMC)
Asaka Riken Co Ltd
Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Aurubis AG
Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Boliden AB
Caridad
Cendres & Métaux SA
Central Bank of the DPR of Korea

Chugai Mining
Codelco
Daejin Indus Co. Ltd
DaeryongENC
Do Sung Corporation
FSE Novosibirsk Refinery
Heimerle + Meule GmbH
Hwasung CJ Co. Ltd
Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Japan Mint
Jiangxi Copper Company Limited
JSC Ekaterinburg Non-Ferrous Metal Processing Plant
JSC Uralectromed
Kazzinc Ltd
Korea Metal Co. Ltd
Kyrgyzaltyn JSC
L’ azurde Company For Jewelry
Met-Mex Peñoles, S.A.
Moscow Special Alloys Processing Plant
Nadir Metal Rafineri San. Ve Tic. A.Ş.
Navoi Mining and Metallurgical Combinat
OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)
OJSC Kolyma Refinery
Pan Pacific Copper Co. LTD
Prioksky Plant of Non-Ferrous Metals
PT Aneka Tambang (Persero) Tbk
PX Précinox SA
Sabin Metal Corp.
SAMWON METALS Corp.
Schone Edelmetaal
Shandong Zhaojin Gold & Silver Refinery Co. Ltd
SOE Shyolkovsky Factory of Secondary Precious Metals
Suzhou Xingrui Noble
The Great Wall Gold and Silver Refinery of China
The Refinery of Shandong Gold Mining Co. Ltd
Torecom
Umicore Brasil Ltda
Xstrata Canada Corporation
Yokohama Metal Co Ltd
Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Zijin Mining Group Co. Ltd
Gannon & Scott
CNMC (Guangxi) PGMA Co. Ltd.
Cookson
Cooper Santa
CV Duta Putra Bangka
CV Gita Pesona

CV JusTindo
CV Makmur Jaya
CV Nurjanah
CV Prima Timah Utama
CV Serumpun Sebalai
CV United Smelting
EM Vinto
Fenix Metals
Geiju Non-Ferrous Metal Processing Co. Ltd.
Gejiu Zi-Li
Gold Bell Group
Huichang Jinshunda Tin Co. Ltd
Jiangxi Nanshan
Kai Unita Trade Limited Liability Company
Linwu Xianggui Smelter Co
Liuzhou China Tin
Metallo Chimique
Minmetals Ganzhou Tin Co. Ltd.
Novosibirsk Integrated Tin Works
PT Alam Lestari Kencana
PT Artha Cipta Langgeng
PT Babel Inti Perkasa
PT Babel Surya Alam Lestari
PT Bangka Kudai Tin
PT Bangka Putra Karya
PT Bangka Timah Utama Sejahtera
PT Bangka Tin Industry
PT Belitung Industri Sejahtera
PT BilliTin Makmur Lestari
PT DS Jaya Abadi
PT Eunindo Usaha Mandiri
PT Fang Di MulTindo
PT HP Metals Indonesia
PT Karimun Mining
PT Koba Tin
PT Mitra Stania Prima
PT Panca Mega
PT Refined Banka Tin
PT Sariwiguna Binasentosa
PT Seirama Tin investment
PT Stanindo Inti Perkasa
PT Sumber Jaya Indah
PT Timah Nusantara
PT Tinindo Inter Nusa
PT Tommy Utama
PT Yinchendo Mining Industry
Yunnan Chengfeng
A.L.M.T. Corp.
ATI Tungsten Materials

Chaozhou Xianglu Tungsten Industry Co Ltd
China Minmetals Nonferrous Metals Co Ltd
Chongyi Zhangyuan Tungsten Co Ltd
Dayu Weiliang Tungsten Co., Ltd.
Fujian Jinxin Tungsten Co., Ltd.
Ganzhou Grand Sea W & Mo Group Co Ltd
HC Starck GmbH
Hunan Chenzhou Mining Group Co
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Japan New Metals Co Ltd
Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Jiangxi Tungsten Industry Group Co Ltd
Kennametal Inc.
Tejing (Vietnam) Tungsten Co Ltd
Wolfram Bergbau und Hütten AG
Wolfram Company CJSC
Xiamen Tungsten Co Ltd
Zhuzhou Cemented Carbide Group Co Ltd